Exhibit 99.1

December 18, 1998


The Bank of Tokyo-Mitsubishi, Ltd.,
New York Branch, formerly known as
Mitsubishi Bank Trust Company of New York
1251 Avenue of the Americas
New York, New York 10020
Attention: Mr. Tadahiro Yamada


Chase Manhattan Bank Delaware,
formerly known as Chemical Bank Delaware
Corporate Trustee Administration Department
1201 Market Street
Wilmington, Delaware 19801
Attention: Mr. John J. Cashin

               Re: Annual Statement as to Compliance

Gentlemen:

      Pursuant to Section 3.10 of that certain Sale and Servicing Agreement (the "Agreement") by and among MMCA Auto Owner Trust 1995-1, as Issuer, MMCA Auto Receivables, Inc., as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer, I hereby certify the following, as of May 31, 1996: (1) a review of the activities of the Servicer during the period December 1, 1995 through December 31, 1995 and of its performance of its obligations under the Agreement has been made under my supervision and (2) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period.


Sincerely,

MITSUBISHI MOTORS CREDIT OF AMERICA, INC.


/s/ Hideyuki Kitamura
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Hideyuki Kitamura
Executive Vice President and Treasurer